Eastern Light Capital Receives NYSE Amex Compliance Period Extension

SAN FRANCISCO, CA -- (Marketwire - November 12, 2010) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a real estate investment trust ("REIT"), announced today that the Corporate Compliance Staff of the NYSE Amex LLC (the "Exchange") accepted ELC's request to extend the time period to December 15, 2010, by which it must demonstrate compliance with the $1 million market value of publicly held shares standard set forth in Section 1002(b) of the Exchange's Company Guide (the "Market Value of Public Float Requirement"). As previously disclosed, the Exchange had accepted ELC's plan to meet the Market Value of Public Float Requirement and the $6 million stockholders' equity requirement, as set forth in Section 1003(a)(iii) of the Company Guide, through November 8, 2010, and November 7, 2011, respectively. Based on information provided by the Company, the Exchange granted the Company's request for the extension. The time period within which the Company must become compliant with the stockholders' equity requirement remains the same.

As of November 11, 2010, ELC evidenced a market value of publicly held shares in excess of the Market Value of Public Float Requirement since October 26, 2010. Notwithstanding this measure of compliance, the Company plans to take additional steps to further increase its margin of compliance with the Market Value of Public Float Requirement. In particular, ELC intends to seek approval from the holders of its common stock and Series A Preferred Stock (the "Preferred Stock") for the conversion of the Preferred Stock into approximately 246,146 common shares.

ELC remains subject to periodic review by the Exchange staff during the extension period. While ELC is working toward demonstrating compliance with all applicable requirements for continued listing on the Exchange within the applicable extension periods, there can be no assurance that it will be able to do so.

About Eastern Light Capital

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The conversion of Preferred Stock into common shares will simplify the capital structure, address the NYSE Amex compliance plan and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard J. Wrensen
CEO
415/693-9500 ext. 102
rwrensen@elcreit.com
www.elcreit.com